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                                                      Exhibit 10 (ii)


                                   SUPPLY AGREEMENT


    This Supply Agreement (this "Agreement") dated as of June 30, 1995 is between SVENSKA FODER AB, a Swedish corporation, with offices located at Kinnegatan 23, (Box 673), S-531-16 Lidkoping, Sweden ("Buyer"), and AQUASEARCH, INC., a Colorado corporation, with offices located at 4350 Executive Drive, Suite 200, San Diego, California, USA ("Seller").

    In consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

    1. BACKGROUND. Seller is engaged in the business of producing microalgae. Buyer is engaged in the business of producing and distributing poultry feed. In order to secure a source of astaxanthin for its business, Buyer desires to purchase from Seller and Seller is willing to supply to Buyer the Product on the conditions described in this Agreement.

    2. DEFINITIONS. As used in this Agreement the following capitalized terms have the following meanings:

        "First Shipment" shall mean the date of the first shipment of the Product which shall be within ninety (90) days after the date first written above.

        "Minimum Quantity" shall mean sixty (60) kilograms of pure astaxanthin per year, or approximately five (5) kilograms per month, commencing at First Shipment and through the remainder of the Term.

        "Product" shall mean Haematococcus with a pure astaxanthin level of between 2.7% and 3.3% and shall include any and all changes made thereto during the Term.

        "Term" shall have the meaning set forth in Section 10 of this Agreement.

    3. PURCHASE AND SALE. During the Term, Seller shall produce and sell to Buyer and Buyer shall purchase at least the Minimum Quantity of the Product as provided in this Agreement. If Seller shall determine that any shipment of the Product will be delayed, then, within one (1) day of that determination, Seller shall give Buyer written notice of the delay.

    4. EXCLUSIVITY. Commencing at First Shipment, except for sales to Buyer under this Agreement, Seller shall not knowingly sell any Product for use in poultry, pig, cattle and horse ("Livestock") feed: (a) in Sweden during the remainder of the Term; or (b) in the rest of the world during the first twelve (12) months after First Shipment. Seller shall review sales growth at approximately six (6) and twelve (12) months after First Shipment. At its sole discretion after reviewing sales growth, Seller may extend the world-wide exclusivity terms for additional periods.


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    5.  SHIPMENT CONTRACT.  This Agreement is a shipment contract and Seller shall ship the Product to Buyer at the place or places specified by Buyer. Buyer shall pay all shipping charges to those places, including any charges incurred by Seller in delivering the Product to the carrier.

    6. ANALYSES. Within seven (7) days of each shipment of the Product, Seller shall deliver to Buyer by telecopy an analysis of the astaxanthin level of the Product in that shipment. Seller and Buyer may mutually agree that Seller shall perform and deliver to Buyer other analyses with respect to the Product.

    7. PURCHASE PRICE AND TERMS. The price for the Product shall be calculated on the weight of pure astaxanthin contained in the Product at the rate of US$2000 per kilogram of pure astaxanthin. Buyer shall remit to the bank specified by Seller the invoice amount of the Product shipped to Buyer within thirty (30) days of the receipt of the shipment by Buyer. Buyer shall pay all customs tariffs, duties and clearances.

    8. REGULATORY CLEARANCES. Buyer, at its expense, shall obtain all necessary regulatory clearances for its use of the Product.

    9. DISCLAIMER OF WARRANTY. Buyer affirms that it has not relied upon Seller's skill or judgment to select or supply goods for any particular purpose and that all sales made under this Agreement are made WITHOUT ANY WARRANTY BY SELLER THAT THE PRODUCT IS SUITABLE FOR ANY PARTICULAR PURPOSE.

    10. DEATH OF LIVESTOCK. Buyer shall promptly notify Seller of any claim that the death of any Livestock was caused by ingestion of the Product. If Buyer shall establish by clear and convincing evidence that the Product was defective due to the fault of Seller and that any death of any Livestock was directly caused by the ingestion of such defective Product, then Seller shall reimburse Buyer for the following liabilities actually incurred by Buyer: (a) the replacement cost of such Livestock, and (b) reasonable attorneys' and experts' fees relating to establishing Seller's liability under this Section.

    11. NO PUBLICITY. Neither party shall issue any publicity releases concerning this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld.

    12. CONFIDENTIAL INFORMATION. Buyer shall be bound by all the terms and conditions applicable to Cultor Ltd., a Finnish publicly quoted company, under the Confidentiality Agreement dated May 4, 1994 between Seller and Cultor Ltd. as originally executed, a copy of which is attached as Exhibit A.

    13. TERM AND TERMINATION. The Term of this Agreement shall commence on the date first written above and shall continue for a three (3) year period after First Shipment. Notwithstanding the foregoing, this Agreement may be sooner terminated:

        (a)  upon the mutual written agreement of the parties; or

        (b) at the election of either party, effective upon notice to terminate this Agreement, if (i) the other party shall default in the performance of any of its obligations hereunder, and (ii) such


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default shall not have been cured within ninety (90) days (or within such other period of time as the parties may agree in writing) of the receipt by the defaulting party of notice of default; or

       (c) at the election of Buyer, effective upon notice to terminate this Agreement, if it is determined that the Product results in an egg yolk color that is significantly adverse to the results obtained by Buyer using its current Haematococcus product as indicated by comparing color using a Roche color chart; PROVIDED that Buyer shall give Seller (i) notice of such adverse results within thirty (30) days after receipt of the first shipment of the Product, and (ii) a reasonable period of not less than ninety (90) days (or such other period of time as the parties may agree in writing) to attempt to correct any adverse egg yolk color results.

    14. OBLIGATIONS AT TERMINATION. Upon the expiration or termination of this Agreement:

        (a)  Buyer shall promptly pay all amounts owing Seller; and

        (b) Seller shall not be liable to Buyer for any compensation or damages of any kind for any reason, including, without limitation, loss of present or prospective profits, anticipated sales, or goodwill of Buyer; and

        (c) as directed by Seller, Buyer promptly shall return to Seller, at Seller's expense, or shall destroy, at Buyer's expense, any materials containing confidential information of Seller.

    15. NO ASSIGNMENT.  This Agreement may not be assigned by either party.

    16. ARBITRATION. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with those Rules. Arbitration shall be conducted in the State of Hawaii, United States of America, in the English language. The arbitrator shall apply the governing law set forth in Section 16 of this Agreement and shall render a written and signed award containing written findings of facts and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction.

    17. AMENDMENTS. This Agreement may be amended, altered or otherwise modified only by a writing duly executed by the parties.

    18. FORCE MAJEURE. If the performance of any part of this Agreement by either party is prevented, hindered or delayed by any cause beyond the control of that party, including, but not limited to, strikes and acts of God, the party affected shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed during the continuance of any such happening or event, and this Agreement shall be suspended so long as and to the extent that any such cause prevents or delays its performance.

    19. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Hawaii, United States of America.


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    20. NOTICES.  All notices, requests, information or demands which any party may desire or may be required to give to the other shall be in writing and shall be personally delivered or sent via telegram, telex, telecopy or by receipted express courier, to the party at the address appearing above or to such other address as either party may inform the other by written notice. All such communications so given shall be deemed effective upon receipt or, if couriered, upon receipt or the expiration of the third day following the date of couriering, whichever occurs first.

    21. COUNTERPART; TELECOPY. This Agreement may be executed in counterpart and delivered by telecopy.

    IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed in their corporate names by their duly authorized agents as of the date first written above.

SELLER:                                BUYER:

AQUASEARCH, INC.                       SVENSKA FODER AB


By  /s/ MARK HUNTLEY                   By  /s/ LENNART EDVINSSON
   ------------------------------         ------------------------------
    Mark Huntley                           Lennart Edvinsson
    Its President and Chairman             Its Managing Director


By  /s/ MICHAEL C.B. SMITH             By  /s/ JOHAN INBORR
   ------------------------------         ------------------------------
    Michael C.B. Smith                     Johan Inborr
    Its VP Business Development            Its Director, Business Area
      and Strategic Planning                 Animal Feed


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